EXHIBIT 99.1

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Consolidated Financial Statements
At March 31, 2005 and December 31, 2004
and for the Three Months Ended March 31, 2005
and for the Three Months Ended March 31, 2004

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2005	2004
	(Unaudited)	(Audited)
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$28,827	$24,888
Restricted cash	3,738	3,733
Accounts receivable	1,835	3,139
Accounts receivable — affiliates	72,269	33,042
Inventory	119,531	155,499
Deferred income taxes	23,005	—
Derivative instruments valuation	15,773	65,608
Prepayments and other current assets	42,554	34,789

Total current assets	307,532	320,698
Property, Plant and Equipment
In service	866,718	854,132
Under construction	17,856	30,331

Total property, plant and equipment	884,574	884,463
Less accumulated depreciation	61,083	49,374

Net property, plant and equipment	823,491	835,089

Other Assets
Derivative instruments valuation	105	344
Intangible assets, net of accumulated amortization of $13,793, and $12,159, respectively	177,793	180,110
Deferred income taxes	4,023	—
Other assets	9,715	9,656

Total other assets	191,636	190,110

Total Assets	$1,322,659	$1,345,897

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable	$5,867	$12,212
Accrued station service costs	35,094	33,490
Other accrued liabilities	5,560	5,571
Current deferred income taxes	—	260
Derivative instruments valuation	69,479	14,389

Total current liabilities	116,000	65,922

Other Liabilities
Deferred income taxes	—	24,570
Derivative instruments valuation	14,597	148
Other long-term obligations	14,332	14,162

Total liabilities	144,929	104,802

Member’s equity	1,177,730	1,241,095

Total liabilities and member’s equity	$1,322,659	$1,345,897

The accompanying notes are an integral part of these consolidated financial statements.

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2005	2004
	(in thousands)
Operating Revenues
Revenues	$302,172	$276,125
Operating Costs and Expenses
Operating costs	207,131	175,735
Depreciation	11,818	11,960
General and administrative expenses	6,085	12,307
Reorganization items	—	320

Income from operations	77,138	75,803
Other income, net	113	55
Interest (expense) income, net	(84)	715

Income before income taxes	77,167	76,573
Income tax expense	33,229	33,003

Net income	$43,938	$43,570

The accompanying notes are an integral part of these consolidated financial statements.

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY AND COMPREHENSIVE INCOME

					Accumulated
			Member’s		Other	Total
	Member’s		Contributions/	Accumulated	Comprehensive	Member’s
	Units	Amount	Distributions	Net Income	Income	Equity
	(in thousands except for units)
Balance at December 31, 2003 (audited)	1,000	$1	$1,220,745	$5,846	$—	$1,226,592
Deferred unrealized loss on derivatives, net	—	—	—	—	(8,689)	(8,689)
Net income	—	—	—	43,570	—	43,570

Comprehensive income	—	—	—	—	—	34,881
Contribution from member	—	—	31,170	—	—	31,170

Balance at March 31, 2004 (unaudited)	1,000	$1	$1,251,915	$49,416	$(8,689)	$1,292,643

Balance at December 31, 2004 (audited)	1,000	$1	$1,068,658	$170,974	$1,462	$1,241,095
Deferred unrealized loss on derivatives, net	—	—	—	—	(41,276)	(41,276)
Net income	—	—	—	43,938	—	43,938

Comprehensive income	—	—	—	—	—	2,662
Contribution from member	—	—	53,973	—	—	53,973
Distribution to member	—	—	(120,000)	—	—	(120,000)

Balance at March 31, 2005 (unaudited)	1,000	$1	$1,002,631	$214,912	$(39,814)	$1,177,730

The accompanying notes are an integral part of these consolidated financial statements.

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2005	2004
	(in thousands)
Cash flows from operating activities
Net income	$43,938	$43,570
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	11,818	11,960
Amortization of intangible assets	1,644	4,977
Current tax expense — noncash contribution from member	53,973	31,170
Deferred income taxes	(20,744)	1,833
Unrealized loss on derivatives	47,222	788
Loss on disposal of assets	963	—
Changes in assets and liabilities
Accounts receivable	1,304	10
Accounts receivable/payable — affiliates	(38,554)	9,725
Inventory	35,968	23,920
Prepayments and other current assets	(7,765)	(8,658)
Accounts payable	(6,345)	(177)
Accrued interest	—	(2,557)
Accrued station service costs and other accrued liabilities	1,593	(3,210)
Changes in other assets and liabilities	47	125

Net cash provided by operating activities	125,062	113,476

Cash flows from investing activities
Decrease (increase) in restricted cash	(5)	480
Capital expenditures	(1,118)	(7,623)

Net cash used in investing activities	(1,123)	(7,143)

Cash flows from financing activities
Principal payments of note payable — affiliate	—	15,000
Distribution to member	(120,000)	—

Net cash (used in) provided by financing activities	(120,000)	15,000

Net change in cash and cash equivalents	3,939	121,333
Cash and cash equivalents
Beginning of period	24,888	6,250

End of period	$28,827	$127,583

The accompanying notes are an integral part of these consolidated financial statements.

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 — General

     NRG Northeast Generating LLC, or the Company, or NRG Northeast, a wholly owned subsidiary of NRG Energy, Inc., or NRG Energy, owns electric power generation plants in the northeastern region of the United States. The Company was formed in 1999 for the purpose of financing, acquiring, owning, operating and maintaining, through its subsidiaries and affiliates the power generation facilities owned by Arthur Kill Power LLC, Astoria Gas Turbine Power LLC, Connecticut Jet Power LLC, Devon Power LLC, Dunkirk Power LLC, Huntley Power LLC, Middletown Power LLC, Montville Power LLC, Norwalk Power LLC, Oswego Harbor Power LLC and Somerset Power LLC.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

     The accompanying unaudited interim consolidated financial statements have been prepared in accordance with the Securities and Exchange Commission’s regulations for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. The accounting policies we follow are set forth in Note 2 of the Company’s financial statements for the year ended December 31, 2004, as filed by NRG Energy, Inc. on Form 8-K on June 15, 2005. The following notes should be read in conjunction with such policies and other disclosures in those financial statements. Interim results are not necessarily indicative of results for a full year.

     In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all material adjustments (consisting of normal, recurring accruals) necessary to present fairly our consolidated financial position as of March 31, 2005, the results of our operations and member’s equity for the three months ended March 31, 2005 and 2004, and our cash flows for the three months ended March 31, 2005 and 2004. Certain prior-year amounts have been reclassified for comparative purposes.

Restricted Cash

     Restricted cash consists primarily of funds held by the Company that are restricted in their use due to contractual arrangements with the New York State Department of Taxation & Finance related to automotive fuel, petroleum business and sales tax.

Accounting Estimates

     Management of the Company is required to make certain estimates and assumptions during the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

Note 3 — Accounting for Derivative Instruments and Hedging Activity

     SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149 requires the Company to recognize all derivative instruments on the balance sheet as either assets or liabilities and measure them at fair value each reporting period. If certain conditions are met, the Company may be able to designate derivatives as cash flow hedges and defer the effective portion of the change in fair value of the derivatives in Accumulated Other Comprehensive Income (OCI) and subsequently recognize in earnings when the hedged items impact income. The ineffective portion of a cash flow hedge is immediately recognized in income.

     For derivatives designated as hedges of the fair value of assets or liabilities, the changes in fair value of both the derivatives and the hedged items are recorded in current earnings. The ineffective portion of a hedging derivative instrument’s change in fair values will be immediately recognized in earnings.

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

     For derivatives that are neither designated as cash flow hedges or do not qualify for hedge accounting treatment, the changes in the fair value will be immediately recognized in earnings.

     SFAS No. 133 applies to the Company’s power sales contracts, oil contracts, long-term gas purchase agreements and other energy related commodities financial instruments used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investments in fuel inventories. At March 31, 2005, the Company had various commodity contracts extending through December 2006 .

Energy and Energy Related Commodities

     The Company is exposed to commodity price variability in electricity, emission allowances, and coal, oil, and gas used to meet fuel requirements. In order to manage these commodity price risks, NRG Power Marketing may enter into transactions for physical delivery of particular commodities for a specific period. Financial instruments are used to hedge physical deliveries, which may take the form of fixed price, floating price or indexed sales or purchases, and options, such as puts, calls, basis transactions and swaps.

     During the three months ended March 31, 2005 and March 31, 2004, any gain or loss the Company recognized due to ineffectiveness of commodity cash flow hedges was immaterial to the financial results.

Accumulated Other Comprehensive Income

     The following table summarizes the effects of SFAS No. 133, as amended, on the Company’s other comprehensive income balance attributable to hedged derivatives for the three months ended March 31, 2005 and March 31, 2004:

	For the three	For the three
	Months Ended	Months Ended
	March 31,	March 31,
	2005	2004
Energy Commodities Gains (Losses)
Beginning accumulated OCI balance	$1,462	$—
Unwound from OCI during period due to unwinding of previously deferred amounts	(2,689)	2,084
Mark to market of hedge contracts	(69,702)	(17,354)
Current year tax effect	31,115	6,581

Ending accumulated OCI balance	$(39,814)	$(8,689)

Gains\(Losses) expected to unwind from OCI during next 12 months	$(33,615)

     During the three months ended March 31, 2005 and March 31 2004, the Company reclassified gains of approximately $2.7 million and losses of approximately $2.1 million from OCI to current period earnings, respectively. This amount is recorded on the same line in the statement of operations in which the hedged item is recorded. Also during the three months ended March 31, 2005 and March 31 2004, the Company recorded losses in OCI of approximately $69.7 million and approximately $17.4 million, respectively, related to changes in the fair values of derivatives accounted for as hedges. The net balance in OCI relating to SFAS No. 133 at March 31, 2005 and March 31, 2004 was a loss of approximately $39.8 million and approximately $8.7 million, respectively.

   Statement of Operations

     The following table summarizes the pre-tax effects of non-hedge derivatives and derivatives that no longer qualify as hedges on the Company’s statement of operations for the three months ended March 31, 2005 and March 31, 2004, respectively:

	For the three	For the three
	Months Ended	Months Ended
	March 31,	March 31,
	2005	2004
Energy Commodities Gains
Revenues	$(50,927)	$(275)
Operating costs	(3,705)	513

Total statement of operations impact before tax	$(47,222)	$(788)

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

     During the three months ended March 31, 2005 and 2004, our pre-tax earnings were affected by unrealized losses of $47.2 million and $0.8 million, respectively, associated with changes in the fair value of energy related derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

Note 4 — Commitments and Contingencies

Legal Issues

Consolidated Edison Co. of New York v. Federal Energy Regulatory Commission, Docket No. 01-1503

     Consolidated Edison and others petitioned the U.S. Court of Appeals for the District of Columbia Circuit for review of certain FERC orders in which FERC refused to order a re-determination of prices in the NYISO operating reserves markets for the period from January 29, 2000 to March 27, 2000. On November 7, 2003, the Court issued a decision, which found that the NYISO’s method of pricing spinning reserves violated the NYISO tariff. The Court also required FERC to determine whether the exclusion from the non-spinning market of a generating facility known as Blenheim-Gilboa and resources located in western New York also constituted a tariff violation and/or whether these exclusions enabled NYISO to use its Temporary Extraordinary Procedure or TEP authority to require refunds. On March 4, 2005, FERC issued an order stating that no refunds would be required for the tariff violation associated with the pricing of spinning reserves. In the order, FERC also stated that the exclusion of the Blenheim-Gilboa facility and western reserves from the non-spinning market was not a market flaw and the NYISO was correct not to use its TEP authority to revise the prices in this market. A motion for rehearing of the Order was filed by the April 3, 2005 deadline. If the March 4, 2005 order is reversed and refunds are required, NRG entities which may be affected include NRG Power Marketing, Inc., Astoria Gas Turbine Power LLC and Arthur Kill Power LLC. Although non-NRG-related entities would share responsibility for payment of any such refunds, under the petitioners’ theory the cumulative exposure to our above-listed entities could exceed $23 million.

Electricity Consumers Resource Council v. Federal Energy Regulatory Commission, Docket No. 03-1449

     On December 19, 2003 the Electricity Consumers Resource Council, or ECRC, appealed to the U.S. Court of Appeals for the District of Columbia Circuit a 2003 FERC decision approving the implementation of a demand curve for the New York installed capacity, or ICAP, market. ECRC claims that the implementation of the ICAP demand curve violates section 205 of the Federal Power Act because it constitutes unreasonable ratemaking. On May 13, 2005, the court denied ECRC’s appeal upholding the 2003 FERC decision. A petition for rehearing may be filed within 45 days of the decision.

Connecticut Light & Power Company v. NRG Power Marketing Inc., Docket No. 3:01-CV-2373 (AWT), U.S District Court, District of Connecticut (filed on November 28, 2001)

     Connecticut Light & Power Company, or CL&P, sought recovery of amounts it claimed it was owed for congestion charges under the terms of an October 29, 1999 contract between the parties. CL&P withheld approximately $30 million from amounts owed to NRG Power Marketing, Inc., or PMI, and PMI counterclaimed. CL&P filed its motion for summary judgment to which PMI filed a response on March 21, 2003. By reason of the stay issued by the bankruptcy court, the court has not ruled on the pending motion. On November 6, 2003, the parties filed a joint stipulation for relief from the stay in order to allow the proceeding to go forward that was promptly granted. PMI cannot estimate at this time the overall exposure for congestion charges for the full term of the contract.

The State of New York and Erin M. Crotty, as Commissioner of the New York State Department of Environmental Conservation v. Niagara Mohawk Power Corporation et al., U. S. District Court for the Western District of New York, Civil Action No. 02-CV-002S

     In January 2002, the New York Department of Environmental Conservation, or NYSDEC, sued Niagara Mohawk Power Corporation or NiMo, and NRG Energy and certain of NRG Energy’s affiliates in federal court in New York. The complaint asserted that projects undertaken at NRG Energy’s Huntley and Dunkirk plants by NiMo, the former owner of the facilities, required preconstruction permits pursuant to the Clean Air Act and that the failure to obtain these permits violated federal and state laws. On January 11, 2005, the Company reached agreement with the State of New York and NYDEC to settle this matter. The settlement requires the reduction of sulfur dioxide (SO2) by over 86 percent and nitrogen oxide by over 80 percent in aggregate at the Huntley and Dunkirk plants. To do so, units 63 and 64 at Huntley will be retired after receiving the appropriate regulatory approvals. Units 65 and 66 will be retired eighteen months later. The Company also agreed to limits on the transfer of certain federal SO2 allowances. NRG Energy is not subject to any penalty as a result of the settlement. Through the end of the decade, the Company expects ongoing compliance with the emissions limits set out in the settlement will be achieved through capital expenditures already planned. This includes conversion to low sulfur western coal at the Huntley and Dunkirk plants that will be completed by Spring 2006. On April 16, 2005, NYDEC filed a motion with the court to enter the consent decree and on April 19, 2005, we filed a supporting motion. We expect the court to enter the consent decree by the third quarter of 2005.

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

Niagara Mohawk Power Corporation v. NRG Energy, Inc., Huntley Power, LLC, and Dunkirk Power, LLC, Supreme Court, State of New York, County of Onondaga, Case No. 2001-4372 (filed on July 13, 2001)

     NiMo filed suit in state court in New York seeking a declaratory judgment with respect to its obligations to indemnify NRG Energy under the asset sales agreement. The Company asserted that NiMo is obligated to indemnify it for any related compliance costs associated with resolution of the above referenced NYSDEC enforcement action. On October 18, 2004, the parties reached a confidential settlement, less any related compliance costs associated with resolution of the NYDEC action referenced above.

Connecticut Light & Power v. NRG Energy, Inc., Federal Energy Regulatory Commission Docket No. EL03-10-000-Station Service Dispute (filed October 9, 2002); Binding Arbitration

     On July 1, 1999, Connecticut Light and Power Company, or CL&P and NRG Energy agreed that NRG Energy would purchase certain CL&P generating facilities. The transaction closed on December 14, 1999, whereupon NRG Energy took ownership of the facilities. CL&P began billing NRG Energy for station service power and delivery services provided to the facilities and NRG Energy refused to pay asserting that the facilities self-supplied their station service needs. On October 9, 2002, Northeast Utilities Services Company, on behalf of itself and CL&P, filed a complaint at FERC seeking an order requiring NRG Energy to pay for station service and deliver services. On December 20, 2002, FERC issued an Order finding that at times when NRG Energy is not able to self-supply its station power needs, there is a sale of station power from a third-party and retail charges apply. CL&P renewed its demand for payment, which was again refused by NRG Energy. In August 2003, the parties agreed to submit the dispute to binding arbitration. The parties each selected one respective arbitrator. A neutral arbitrator cannot be selected until the party-appointed arbitrators have been given a mutually agreed upon description of the dispute, which has yet to occur. Once the neutral arbitrator is selected, a decision is required within 90 days unless otherwise agreed by the parties. The potential loss inclusive of amounts paid to CL&P and accrued could exceed $6 million.

Niagara Mohawk Power Corporation v. Dunkirk Power LLC, NRG Dunkirk Operations, Inc., Huntley Power LLC, Huntley Power Operations, Inc., Oswego Power LLC and NRG Oswego Operations, Inc., Supreme Court, Erie County, Index No. 1-2000-8681- Station Service Dispute (filed October 2, 2000)

     NiMo seeks to recover damages less payments received through the date of judgment, as well as any additional amounts due and owing, for electric service provided to the Dunkirk Plant after September 18, 2000. NiMo claims that NRG Energy failed to pay retail tariff amounts for utility services commencing on or about June 11, 1999, and continuing to September 18, 2000, and thereafter. NiMo alleged breach of contract, suit on account, violation of statutory duty, and unjust enrichment claims. Prior to trial, the parties entered into a Stipulation and Order filed August 9, 2002, consolidating this action with two other actions against the Company’s Huntley and Oswego subsidiaries, both of which cases assert the same claims and legal theories. On October 8, 2002, a Stipulation and Order was filed staying this action pending submission to FERC of some or all of these disputes in the action. The potential loss inclusive of amounts paid to NiMo and accrued is approximately $23.2 million.

Niagara Mohawk Power Corporation V. Huntley Power LLC, NRG Huntley Operations, Inc., NRG Dunkirk Operations, Inc., Dunkirk Power LLC, Oswego Harbor Power LLC, and NRG Oswego Operations, Inc., Case Filed November 26, 2002 in Federal Energy Regulatory Commission Docket No. EL 03-27-000

     This is the companion action to the above referenced action filed by NiMo at FERC asserting the same claims and legal theories. On November 19, 2004, FERC denied NiMo’s petition and ruled that the Huntley, Dunkirk and Oswego plants could net their service station obligations over a 30 calendar day period from the day NRG Energy acquired the facilities. In addition, FERC ruled that neither NiMo nor the New York Public Service Commission could impose a retail delivery charge on the NRG facilities because they are interconnected to transmission and not to distribution. On April 22, 2005, FERC denied NiMo’s motion for rehearing. NiMo appealed to the U.S. Court of Appeals for the D.C. Circuit which, on May 12, 2005, ordered this appeal consolidated with several other pending station service disputes involving NiMo. As NiMo has appealed the FERC’s denial, we will not reverse any amounts accrued until such time as it is assumed that our risk of loss has ceased.

     The Company believes that it has valid defenses to the legal proceedings and investigations described above and intends to defend them vigorously. However, litigation is inherently subject to many uncertainties. There can be no assurance that additional litigation will not be filed against the Company or its subsidiaries in the future asserting similar or different legal theories and seeking similar or different types of damages and relief. Unless specified above, the Company is unable to predict the outcome these legal proceedings and investigations may have or reasonably estimate the scope or amount of any associated costs and potential liabilities. An unfavorable outcome in one or more of these proceedings could have a material impact on the Company’s financial position, results of operations or cash flows.

     Pursuant to the requirements of Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” and related guidance, the Company record reserves for estimated losses from contingencies when information available indicates that a loss is

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

probable and the amount of the loss is reasonably estimable. Management has assessed each of these matters based on current information and made a judgment concerning its potential outcome, considering the nature of the claim, the amount and nature of damages sought and the probability of success. Management’s judgment may, as a result of facts arising prior to resolution of these matters or other factors, prove inaccurate and investors should be aware that such judgment is made subject to the known uncertainty of litigation.

Environmental Matters

     We are subject to a broad range of foreign, federal, state and local environmental and safety laws and regulations in the development, ownership, construction and operation of our projects. These laws and regulations generally require that we obtain governmental permits and approvals before construction or during operation of our power plants. Environmental laws have become increasingly stringent over time, particularly the regulation of air emissions from power generators. Such laws generally require regular capital expenditures for power plant upgrades, modifications and the installation of certain pollution control equipment. It is not possible at this time to determine when or to what extent additional facilities or modifications to existing or planned facilities will be required due to potential changes to environmental and safety laws and regulations, regulatory interpretations or enforcement policies. In general, future laws and regulations are expected to require the addition of emissions control equipment or the imposition of certain restrictions on the operations of NRG Northeast. We expect that future liability under, or compliance with, environmental and safety requirements could have a material effect on the operations or competitive position of NRG Northeast.

     Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of any facility, including an electric generating facility, may be required to investigate and remediate releases or threatened releases of hazardous or toxic substances or petroleum products located at the facility and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and remediation costs incurred by the party in connection with any releases or threatened releases. These laws impose strict (without fault) and joint and several liability. The cost of investigation, remediation or removal of any hazardous or toxic substances or petroleum products could be substantial. Although NRG Northeast has been involved in on-site contamination matters, to date, NRG Northeast has not been named as a potentially responsible party with respect to any off-site waste disposal matter.

     As part of acquiring existing generating assets, NRG Northeast has inherited certain environmental liabilities associated with regulatory compliance and site contamination. Often potential compliance implementation plans are changed, delayed or abandoned due to one or more of the following conditions: (a) extended negotiations with regulatory agencies, (b) a delay in promulgating rules critical to dictating the design of expensive control systems, (c) changes in governmental/regulatory personnel, (d) changes in governmental priorities or (e) selection of a less expensive compliance option than originally envisioned.

     In response to liabilities associated with these activities, NRG Northeast establishes accruals where it is probable that it will incur environmental costs under applicable law or contracts and it is possible to reasonably estimate these costs. NRG Northeast adjusts the accruals when new remediation or other environmental liability responsibilities are discovered and probable costs become estimable, or when current liability estimates are adjusted to reflect new information or a change in the law. At March 31, 2005 and December 31, 2004, NRG Northeast has established such accruals in the amount of approximately $4.0 million, primarily related to its Arthur Kill and Astoria projects. In 2004 NRG Northeast also established accruals of $1.5 million related to its Connecticut projects.

     Coal ash is produced as a by-product of coal combustion at the Dunkirk, Huntley, and Somerset Generating Stations. NRG Northeast attempts to direct its coal ash to beneficial uses. Even so, significant amounts of ash are landfilled. At Dunkirk and Huntley, ash is disposed of at landfills owned and operated by NRG Northeast. No material liabilities outside the costs associated with closure, post-closure care and monitoring are expected at these facilities. NRG Northeast maintains financial assurance to cover costs associated with closure, post-closure care and monitoring activities. NRG Northeast has funded a trust to provide such financial assurance in the amount of $5.9 million.

     NRG Northeast must also maintain financial assurance for closing interim status Resource Conservation and Recovery Act facilities at the Devon, Middletown, Montville and Norwalk Generating Stations and has funded a trust in the amount of $1.5 million accordingly.

     The Company inherited historical clean-up liabilities when it acquired the Somerset, Devon, Middletown, Montville, Norwalk Harbor, Arthur Kill and Astoria Generating Stations. During installation of a sound wall at Somerset Station in 2003, oil contaminated soil was encountered. The Company has delineated the general extent of contamination, determined it to be minimal, and has placed an activity use limitation on that section of the property. Site contamination liabilities arising under the Connecticut Transfer Act at

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

Devon, Middletown, Montville and Norwalk Harbor Stations have been identified. The Company has proposed a remedial action plan to be implemented over the next two to eight years (depending on the station) to address historical ash contamination at the facilities. The total estimated cost is not expected to exceed $1.5 million. Remedial obligations at the Arthur Kill generating station have been established in discussions between the Company and the NYSDEC and are estimated to cost between $1 million and $2 million. Remedial investigations continue at the Astoria generating station with long-term clean-up liability expected to be within the range of $2.5 million to $4.3 million. While installing groundwater monitoring wells at Astoria to track our remediation of a historical fuel oil spill, the drilling contractor encountered deposits of coal tar in two borings. The Company reported the coal tar discovery to the NYSDEC in 2003 and delineated the extent of this contamination. The Company may also be required to remediate the coal tar contamination and/or record a deed restriction on the property if significant contamination is to remain in place.

     We estimate that we will incur total environmental capital expenditures of $197.6 million during 2005 through 2010 for the facilities in New York, Connecticut, Delaware and Massachusetts. These expenditures will be primarily related to installation of particulate, SO2 and NOX controls, as well as installation of BTA under the Phase II 316(b) Rule.

     Huntley Power LLC, Dunkirk Power LLC and Oswego Power LLC were issued Notices of Violation for opacity exceedances and entered into a Consent Order with NYSDEC, effective March 31, 2004. The Consent Order required the respondents to pay a collective civil penalty of $1 million which was paid in April 2004. The Order also establishes stipulated penalties (payable quarterly) for future violations of opacity requirements and a compliance schedule. The Company is currently in dispute with NYSDEC over the method of calculation for any such stipulated penalties. The Company has placed $1.3 million in a reserve as of March 31, 2005, and does not believe that the final resolution will involve a material larger amount.

Note 5 — Guarantees

     In November 2002, the FASB issued FASB Interpretation, or FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In connection with the adoption of Fresh Start, all outstanding guarantees were considered new; accordingly, the Company applied the provisions of FIN 45 to all of the guarantees.

     On February 4, 2005, NRG Energy redeemed and retired $375.0 million of Second Priority Notes. As a result of the retirement, the joint and several payment and performance guarantee obligations of the following subsidiaries were reduced from $1,725.0 million to $1,350.0 million.

Subsidiary
NRG Northeast Generating LLC (Direct)
Dunkirk Power LLC (Indirect)
Huntley Power LLC (Indirect)
Astoria Gas Turbine Power LLC (Indirect)
Arthur Kill Power LLC (Indirect)
Somerset Power LLC (Indirect)
Oswego Harbor Power LLC (Indirect)
Connecticut Jet Power LLC (Indirect)
Devon Power LLC (Indirect)
Middletown Power LLC (Indirect)
Montville Power LLC (Indirect)
Norwalk Power LLC (Indirect)

Note 6 — Regulatory Issues

New England

     On August 23, 2004, ISO-NE filed its proposal for locational installed capacity, or LICAP, with FERC, which will decide the issue in a litigated proceeding before an administrative law judge. Under the proposal, separate capacity markets would be created for distinct areas of New England, including southwest Connecticut. While the Company views this proposal as a positive development, as it is currently proposed it would not permit us to recover all of the Company’s fixed costs. In response, the Company has submitted testimony which includes an alternative proposal. FERC’s goal is to make a decision on the precise terms of the LICAP market in the

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

fall of 2005, to be effective January 1, 2006. The hearing is completed and post-trial briefs have been filed. The initial decision by the administrative law judge is scheduled to be issued on June 15, 2005.

     On January 27, 2005, FERC approved the settlement of various reliability must-run, or RMR, agreements between some of our Connecticut generation facilities and ISO-NE. Under the settlement, the Company will receive monthly payments for the Devon 11-14, Montville and Middletown facilities until December 31, 2005, the day before the expected implementation date for LICAP. The settlement also requires the payment of third party maintenance expenses by NEPOOL participants incurred by Devon 11-14, Middletown, Montville, and Norwalk Harbor and are capped at $30 million for the period April 1, 2004 through December 31, 2005. The settlement also approves prior RMR agreements involving Devon 7 and 8, both of which are on deactivated reserves. FERC’s goal is to make a decision on the precise terms of the NEPOOL LICAP market by June 1, 2005, to be effective January 1, 2006.

New York

     On January 7, 2005, NYISO filed proposed LICAP demand curves for the following capability years: 2005-06, 2006-07 and 2007-08. Under the NYISO proposal, the LICAP price for New York City generation would be $126 per KW year for the capacity year 2006-07. In addition, the NYISO requested a rate of $67 per KW year for the capacity year 2006-07 for the rest of New York State excluding Long Island. On January 28, 2005, the Company filed a protest at FERC asserting the LICAP price for New York City for 2006-07 should be at least $140 per KW year. On April 21, 2005, FERC accepted the proposed demand curve with some modifications. It is anticipated that capacity prices for New York state, excluding New York City and Long Island, will probably increase by $1 per KW year. The FERC’s modification should increase the capacity prices in New York City, but the existing in-city mitigation measures will prevent us from obtaining those higher prices.

     Our New York City generation is presently subject to price mitigation in the installed capacity market. When the capacity market is tight, the price we receive is limited by the mitigation price. However when the New York City capacity market is not tight, such as during the winter season, the proposed demand curve price levels should increase our revenues from capacity sales.

NYISO Claims

     In November 2002, NYISO notified us of claims related to New York City mitigation adjustments, general NYISO billing adjustments and other miscellaneous charges related to sales between November 2000 and October 2002. New York City mitigation adjustments totaled $11.4 million. The issue related to NYISO’s concern that NRG would not have sufficient revenue to cover subsequent revisions to its energy market settlements. As of March 31, 2005 and December 31, 2004, NYISO held $3.9 million in escrow for such future settlement revisions.

Note 7 — Income Taxes

     The Company is included in the consolidated tax return filings as a wholly owned indirect subsidiary of NRG Energy. Reflected in the financial statements and notes below are separate company federal and state tax provisions, as of the earliest period presented, as if the Company had prepared separate filings. The Company’s ultimate parent, NRG Energy, does not have a tax allocation agreement with its subsidiaries. Because the Company is not a party to a tax sharing agreement, current tax expense is recorded as a capital contribution from the Company’s parent.

     In assessing the realizabilty of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent upon the generation of taxable income in future periods. Management considers both positive and negative evidence, projected operating income and capital gains, and available tax planning strategies in making this assessment. Based upon projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

     The effective income tax rates of continuing operations differ from the statutory federal income tax rate of 35% as follows:

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

	Three Months Ended
	March 31,		March 31,
	2005		2004
	Amount	Rate	Amount	Rate
	(In thousands)
Income before taxes	$77,167		$76,573

Tax at 35%	27,008	35.0%	26,801	35.0%
State taxes (net of federal benefit)	6,173	8.0%	6,126	8.0%
Other	48	0.1%	76	0.1%

Income tax expense	$33,229	43.1%	$33,003	43.1%

Note 8 — Related Party Transactions

     Effective January 1, 2005, Corporate charges for allocated overhead was discontinued. For fiscal year 2005 and future years, General and administrative expenses will consist of the Company’s expenses only. For the three months ended March 31, 2004, Corporate overhead charges included in General and administrative expenses totaled $5.9 million. The amounts paid during the three months ended March 31, 2004 reflect an overall increase in corporate level general and administrative expenses. Corporate general, administrative and development expense increased during the three months ended March 31, 2004 due to higher legal fees, and increased consulting costs due to NRG Energy’s Sarbanes-Oxley implementation. The method of allocating these costs remained the same from the prior years.

     For the three months ended March 31, 2005 and 2004, the Company recorded operating and maintenance costs billed from NRG Operating Services of $59.7 million and $55.4 million, respectively.

     At March 31, 2005 and December 31, 2004, the Company had an accounts receivable affiliate balance of $72.3 and $33.0 million, respectively. These balances are settled on a periodic basis and are due from multiple entities which are wholly owned subsidiaries of NRG Energy Inc., the parent company of Northeast Generating LLC.